EXHIBIT 99.1

News Release dated December 23, 2014

New Western Energy Creates New Subsidiary to Acquire Majority Control of the Oil and Gas Assets of Forward Energy LLC of Montana

IRVINE, Calif., Dec 23, 2014 (GLOBE NEWSWIRE via COMTEX) -- New Western Energy Corp. (OTCQB:NWTR), an independent energy company engaged in the acquisition, exploration, development, and production of oil, gas and other minerals in North America, today announced it has signed and closed a definitive agreement on the majority control in a newly formed subsidiary jointly owned with Forward Energy LLC of Montana and named NWE Forward Energy LLC. The New Western Energy subsidiary will include all rights, title and interest in and to Forward Energy LLC's current and future oil and gas wells, leases, and designated completion equipment license and perpetuity rights.

The properties, wells and equipment are located in the Counties of Yellowstone, Golden Valley, Treasure, Musselshell and surrounding Counties of the Crooked Creek Field within South Central Montana. There are 2 re-completed discovery wells with the initial stabilized natural production of 40 Bbl./day. New Western Energy intends to commence installing production equipment on each well within the next 90 days.

New Western Energy and Forward Energy have created an area of mutual interest (AMI) on over 600,000 acres with over 300,000+ acres identified as potentially productive for oil and gas development with a series of multi-stack oil and gas pay zones (Eagle, Telegraph Creek, Dakota, Kootenai, Lakota, Tensleep, Amsden and in certain areas the potential of Charles, Madison and Lodgepole). The 2 current wells are completed in the Dakota Formation. New Western Energy will initially exploit the development through the low costs of conventional drilling and enhanced completions. Forward Energy will initially secure the reestablishment of their past 90,000 acres and upon the successful drilling and completion of planned confirmation wells expand to an additional 300,000+ acres.

Based upon utilizing various lift systems for oil well extraction, there is a possibility to produce from several of the above zones in each well. Upon researching other productive areas in Crooked Creek and locally surrounding similar fields in Montana through these same aforementioned zones, stabilized production range from 40-200 Bbl./day/zone has been established.

Moving forward in New Western Energy's current corporate expansion philosophy of large low cost development with critical mass to establish significant reserve growth, New Western is terminating the previous announced Osage transaction to focus on the Montana development and continuing its negotiations with Island Energy for the California Rio Vista Gas Field.

"We are very pleased to move forward with our Corporate expansion plans in Montana where there has historically been consistent production among a diverse mix of formations for both oil and gas," said Javan Khazali, President and CEO of New Western Energy Corporation. "We look forward to consummating the initial establishment of production shortly and to identifying strategic assets upon which to develop, produce and create substantial reserve value for New Western Energy soon thereafter," he added.

"We at Forward Energy are very excited to partner together with New Western Energy to expand our 40 year Legacy in the Oil and Gas business within Montana," said Timothy Beeman, CEO of Forward Energy. "As we move forward to develop our 300,000+ acre area of interest its our opinion that New Western Energy is the perfect partner to exploit our common goals," he added.

About New Western Energy Corp.

New Western Energy Corp. is an independent energy company engaged in the acquisition, development, production, and exploration of oil, gas and minerals primarily in North America. To learn more about the Company, visit: www.newwesternenergy.com

Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated production. Actual results could differ from those projected in any forward-looking statements due to numerous factors including, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

CONTACT:

Javan Khazali

(949)435-0977

info@newwesternenergy.com